EXHIBIT 99.1

International Absorbents Inc.
“Products and Technology for the Good of the Environment”

FOR IMMEDIATE RELEASE:

International Absorbents Appoints Lionel G. Dodd to Board of Directors

BELLINGHAM, WASH., Nov. 19, 2002... International Absorbents Inc. (OTC BB: IABI), a leading developer and producer of environmentally-friendly pet care and industrial products, today announced that it has appointed Lionel G. Dodd to its Board of Directors. Mr. Dodd has over 20 years experience as an executive with a diversified range of public and private companies, including positions of CEO, President, CFO and COO. Currently, Mr. Dodd sits as an independent director on the boards of Pope and Talbot, Inc. (NYSE: POP), Napier International Technologies Inc. (TSX: NIC), and Braintech, Inc. (OTC BB: BNTI).

Most recently, Mr. Dodd served as President and Chief Executive Officer of Versacold Corporation (TSX: ICE), one of North America’s largest refrigerated warehouse/transportation/logistics companies. Mr. Dodd has also been President and Chief Executive Officer of GW Utilities Limited, and Chief Operating Officer of O&Y Enterprises Inc., a private firm with a multi-billion dollar portfolio of international companies.

Mr. Dodd has a Masters of Business of Administration from the University of California at Berkeley.

“We are very pleased to be adding a person of such high caliber to our Board of Directors as we strive to grow our business,” stated Gordon L. Ellis, Chairman of International Absorbents Inc. “Lionel Dodd is an energetic director with a highly developed understanding of business finance, strategy and general management gained through his many years of experience as an executive with small and large firms. Mr. Dodd will also bring an independent voice to our Board while strengthening it with a wealth of experience, new ideas and enthusiasm.”

International Absorbents Inc. develops, manufactures and markets patented and proprietary, cost effective consumer and commercial products derived from recycled, renewable materials. These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. Further information is available at www.absorbent.com.

Contact:
Charles (Chuck) Tait
International Absorbents Inc.
(604) 681-6181 or (604) 514-6559

Statements made in this document referring to the Company’s outlook, sales, expenses, profits and cash flow are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected, due to various risk factors. Those risks include, but are not limited to consumer acceptance of the Company’s products in new markets, competitor reactions and their ability to market and price their products, general economic conditions outside of the control of the Company, and the economic availability of sources of raw materials to meet demand rates necessary to sustain growth. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to forms 10-KSB, 10-QSB and the proxy statement.